UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 17, 2006
BROOKS AUTOMATION, INC.
(Exact name of registrant as specified in its charter)
DELAWARE

(State or other jurisdiction of incorporation)

0-25434	04-3040660

(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 262-2400.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
As previously announced, Brooks Automation, Inc. (the “Company”) on May 15, 2006 received a notice from holders of more than 25% in aggregate principal amount of the Company’s 4.75% Convertible Subordinated Notes due 2008 (the “Notes”) outstanding that it was in default of Section 6.2 of the Indenture, dated May 23, 2001 (the “Indenture”), with respect to the Notes, based on the Company’s failure to file its Form 10-Q for the period ended March 31, 2006. Under Section 8.1 of the Indenture, an Event of Default occurs if the Company fails to cure the default within 60 days after written notice of the default to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes outstanding. On July 14, 2006, the Company received notice from holders of more than 25% of the aggregate outstanding principal amount of the Notes accelerating the Company’s obligation to repay the unpaid principal on the Notes. On July 17, 2006 the Company tendered to the trustee for the holders of the Notes (the “Trustee”) the entire principal amount of $175 million due under the Notes. The Company believes that this payment of principal constitutes full satisfaction of all of the Company’s obligations pursuant to the Indenture to the holders of the Notes. After fully repaying the principal amount of the Notes, the Company estimates that the Company’s remaining cash, cash equivalents and marketable securities are in excess of $160 million. Under the terms of the Indenture holders of a majority in aggregate principal amount of the outstanding Notes may elect to rescind an acceleration and its consequences. To date the Company has received no notice of any such election. If such an election were made, the funds paid to the trustee would be returned to the Company and the obligations set forth pursuant to the Notes and the Indenture would be restored.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.
/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Date: July 20, 2006